                                                                       Exhibit 5




                               September 22, 1998


Board of Directors
Splitrock Services, Inc.
8665 New Trails Drive, Suite 200
The Woodlands, Texas 76381

Gentlemen:

         We have acted as counsel to Splitrock Services, Inc. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $250 million aggregate principal amount of 11-3/4% Series B Senior Notes due 2008 of the Company (the "Exchange Notes") to be offered and issued by the Company under an Indenture dated as of July 24, 1998 by and among the Company and Bank of Montreal Trust Company, as Trustee.

         We have examined the Indenture, the global note issued under the Indenture and such statutes, corporate records and documents, certificates of corporate and public officials and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

         Based upon the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, the Exchange Notes will be valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         The opinion expressed above assumes that the Exchange Notes issued under the Indenture have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon exchange for the 11-3/4% Senior Notes due 2008 as provided for therein.

         Except as otherwise stated below, the opinions expressed herein are based upon, and limited to, the laws of the State of Texas and the United States and the Delaware General Corporation Law, and to case decisions reported as of this date under such laws, and to facts known to us on this date,

Board of Directors
Splitrock Services, Inc.
September 22, 1998
Page 2

and we do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring subsequent to the date of this letter.

         The opinions expressed in this letter are provided as legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied. This opinion letter is intended solely for your benefit.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                    Very truly yours,

                                    WINSTEAD SECHREST & MINICK P.C.


                                    By: /s/ WINSTEAD SECHREST & MINICK P.C.
                                        ----------------------------------------
                                          For the Firm